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FILED PURSUANT TO 424(b)(3)
REGISTRATION #333-86234

SUPPLEMENT NO. 1, DATED OCTOBER 7, 2003
TO THE PROSPECTUS DATED SEPTEMBER 8, 2003
OF DIVIDEND CAPITAL TRUST INC.

        We are providing this Supplement No. 1 to you in order to supplement our prospectus. The information in this supplement replaces the relevant items in the sections entitled "Real Estate Investments—Properties—Potential Property Acquisitions" and "Financial Statements—Unaudited Financial Information—Dividend Capital Trust Inc. and Subsidiary Pro Forma Financial Information (Unaudited)," respectively, of the prospectus.

Potential Property Acquisitions

        We have executed a purchase contract with an unaffiliated third party for a distribution facility described below. The closing of this acquisition is subject to a number of conditions and we cannot provide assurances that this acquisition will be completed. The property will be subject to competition from similar properties within its market area and its economic performance could be affected by changes in local economic conditions.

Property	Year Built	Total Approximate Acquisition Cost		Gross Leasable Area	Occupancy		Major Tenants(4)	Estimated Closing Date
Rancho Technology Park	2002	$10,260,000	(1)(2)	201,492	50.0	%(3)	CHEP USA	10/16/03

(1)
We intend to purchase this property with offering proceeds and with certain financing; however, the financing terms have not yet been determined.

(2)
Acquisition cost includes the estimated acquisition fee to be paid to Dividend Capital Advisors LLC (our advisor) in the amount of approximately $298,000.

(3)
Upon closing the seller has agreed to enter into a master lease agreement whereby the seller will lease the remaining space for up to the earlier of a) the commencement of rent payment from a new tenant, or b) six months commencing with closing. The seller is currently under negotiations with a potential tenant to lease the currently vacant space; however, no assurances can be made as to the execution or terms of this potential lease.

(4)
Major tenants include tenants that occupy 10% or more of the gross leasable area.

Dividend Capital Trust Inc. and Subsidiary

Pro Forma Financial Information

(Unaudited)

The accompanying unaudited pro forma consolidated balance sheet presents the historical financial information of the Company as of June 30, 2003 as adjusted for the acquisition of Chickasaw, as if the transaction had occurred on June 30, 2003.

        The accompanying unaudited pro forma consolidated statements of operations for the six months ended June 30, 2003 and the year ended December 31, 2002 combine the historical operations of the Company with the historical operations of the Chickasaw and Nashville facilities as if the transactions had occurred on January 1, 2002.

        The unaudited pro forma consolidated financial statements have been prepared by the Company's management based upon the historical financial statements of the Company, Chickasaw and the Nashville facility. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical financial statements included in the Company's previous filings with the Securities and Exchange Commission.

Dividend Capital Trust Inc. and Subsidiary

Pro Forma Consolidated Balance Sheet

As of June 30, 2003

(Unaudited)

	Company Historical	Chickasaw		Other Pro Forma Adjustments		Consolidated Pro Forma
ASSETS
Real estate	$21,630,000	$13,246,257	(b)	$—		$34,876,257
Intangible lease asset	2,853,672	1,731,543	(b)	—		4,585,215
Less accumulated depreciation and amortization	(68,604)	—		—		(68,604)

Net Investment in Real Estate	24,415,068	14,977,800		—		39,392,868
Cash and cash equivalents	11,959,862	(14,526,761	)(a)	3,566,899	(e)	1,000,000
Other assets, net	765,458	28,580	(c)	—		794,038

Total Assets	$37,140,388	$479,619		$3,566,899		$41,186,906

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Mortgage payable	$11,350,000	$—		$—		$11,350,000
Intangible lease liability, net	—	133,689	(b)	—		133,689
Accounts payable and accrued expenses	275,264	345,930	(d)	—		621,194
Dividend payable	283,637	—		—		283,637
Other liabilities	247,818	—		—		247,818

Total Liabilities	12,156,719	479,619		—		12,636,338
Minority Interest	1,000	—		—		1,000
Shareholders' Equity (Deficit):
Preferred shares, 50,000,000 shares authorized, none outstanding	—	—		—		—
Shares-in-trust, 100,000,000 shares authorized, none outstanding	—	—		—		—
Common shares, $0.01 par value, 350,000,000 shares authorized, 2,893,847 and 200 shares issued and outstanding as of June 30, 2003 and December5 31, 2002, respectively	28,938	—		4,076	(e)	33,014
Additional paid-in capital	25,293,152	—		3,562,823	(e)	28,855,975
Distributions in excess of earnings	(339,421)	—		—		(339,421)

Total Shareholders' Equity (Deficit)	24,982,669	—		3,566,899		28,549,568

Total Liabilities and Shareholders' Equity (Deficit)	$37,140,388	$479,619		$3,566,899		$41,186,906

Dividend Capital Trust Inc. and Subsidiary

Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2003

(Unaudited)

	Company Historical	Nashville, TN Facility		Chickasaw*	Other Pro Forma Adjustments		Consolidated
REVENUE:
Rental revenue	$117,596	$902,677	(1)	$588,729	$10,159	(4)	$1,619,161
Other income	39,920	—		203,143	—		243,063

Total Income	157,516	902,677		791,872	10,159		1,862,224
EXPENSES:
Operating expenses	—	—		217,995	—		217,995
Depreciation & amortization	68,604	343,017	(2)	—	362,726	(2)	774,347
Interest expense	26,278	173,073	(3)	—	—		199,351
General and administrative expenses	105,706	—		—	—		105,706

Total Operating Expenses	200,588	516,090		217,995	362,726		1,297,399
NET INCOME (LOSS)	$(43,072)	$386,587		$573,877	$(352,567)		$564,825

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and Diluted	1,041,931				2,259,562	(5)	3,301,493

NET INCOME (LOSS) PER COMMON SHARE
Basic and Diluted	$(0.04)						$0.17

*
Amounts per the Statements of Revenue and Certain Expenses prepared in accordance with Rule 3.14 of Regulation S-X.

Dividend Capital Trust Inc. and Subsidiary

Pro Forma Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2002

(Unaudited)

	Company Historical	Nashville, TN Facility		Chickasaw*	Other Pro Forma Adjustments		Consolidated
REVENUE:
Rental revenue	$—	$2,040,546	(1)	$629,530	$20,319	(4)	$2,690,395
Other income	155	—		91,381	—		91,536
Total Income	155	2,040,546		720,911	20,319		2,781,931

EXPENSES:
Operating expenses	—	—		262,178	—		262,178
Depreciation & amortization	—	823,241	(2)	—	725,453	(2)	1,548,694
Interest expense	—	398,702	(3)	—	—		398,702
General and administrative expenses	212,867	—		—	—		212,867

Total Operating Expenses	212,867	1,221,943		262,178	725,453		2,422,441
Net income (loss) before minority interest	(212,712)	818,603		458,733	(705,134)		359,490

Minority Interest	200,000	—		—	—		200,000
NET INCOME (LOSS)	$(12,712)	$818,603		$458,733	$(705,134)		$559,490

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and Diluted	200				3,301,293	(5)	3,301,493

NET INCOME (LOSS) PER COMMON SHARE
Basic and Diluted	$(64)						$0.17

*
Amounts per the Statements of Revenue and Certain Expenses prepared in accordance with Rule 3.14 of Regulation S-X.

Dividend Capital Trust Inc. and Subsidiary

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)

Pro Forma Consolidated Balance Sheet as of June 30, 2003:

(a)
Cash paid at closing for the Chickasaw distribution facilities consists of the following:

Purchase Price	$14,280,000
Closing Costs	64,290
Acquisition fee paid to affiliate	428,400
Amount due from Title Company	50,000
Less:
Credit for Tenant Security Deposits	(105,886)
Credit for Real Estate Taxes	(144,498)
Credit for other prorations	(45,545)

Cash paid at closing	$14,526,761

(b)
The purchase price of the Chickasaw facilities was allocated to tangible and intangible assets in accordance with SFAS No. 141, "Business Combinations."

(c)
This amount represents $50,000 due from the Title Company for over funding the closing of this acquisition, which is offset by $21,420 which was reclassed from deferred acquisition costs to investment in real estate. Deferred acquisition costs are costs incurred prior to the closing of the acquisition such as due diligence costs and travel costs.

(d)
This amount consists of tenant deposits, accrued real estate taxes and management's estimate on remaining acquisition costs.

(e)
A certain amount of capital was raised through the Company's public offering after June 30, 2003 which was used to fund the Chickasaw acquisition on July 22, 2003. As such, management estimated the minimum number of shares that were sold subsequent to June 30, 2003 in order to facilitate adequate funding of the Chickasaw acquisition as well as maintain an adequate cash balance for certain debt covenant purposes.

Pro Forma Consolidated Statements of Operations for the Six Months Ended June 30, 2003 and for the Twelve Months Ended December 31, 2002:

(1)
This amount of rental revenue reflects the monthly straight-line rental rate of the in-place leases as of June 30, 2003 pro-rated for Pro Forma periods presented.

(2)
Depreciation and amortization expense for the Pro Forma periods presented is based on the allocation of the purchase price between tangible and intangible assets. The Company depreciates these assets on a straight-line basis over the estimated useful life of the assets. The following table represents the allocation of the total cost of the two properties presented:

	Amortization Period	Nashville	Chickasaw
Land	N/A	$2,545,000	$1,140,561
Buildings	40 Years	17,583,951	10,309,011
Land Improvements	20 Years	1,036,599	955,350
Tenant Improvements	Term of the Lease	464,450	841,334
Intangible Lease and Acquisition Costs	Average Life of Lease	2,853,672	1,597,856

Total Cost		$24,483,672	$14,844,112

(3)
Interest expense for the Pro Forma periods presented was calculated given the terms of our current senior secured note as follows:

		Pro Forma Amounts
Senior Secured Loan	Interest Rate	For the Six Month Period	For the Twelve Month Period
$11,350,000	Annual interest rate equal to adjusted LIBOR plus 2.25% or (at the election of Dividend Capital) 1.0% over the Prime rate. As of June 30, 2003, the interest rate was 3.513%.	$173,073	$398,702
(4)
In accordance with SFAS No. 141, these amounts represent the amortization amounts of the above and below market values of the in-place leases. The intangible lease assets and liabilities are amortized over the life of the lease to rental income.

(5)
A certain amount of capital was raised through the Company's public offering after December 31, 2002 which was used to fund the acquisitions on July 22, 2003. As such, management reflected a certain number of shares that were sold subsequent to June 30, 2003 in order to facilitate the funding of the Chickasaw acquisition as well as maintain an adequate cash balance for certain debt covenant purposes. For purposes of calculating the pro forma weighted average number of common shares outstanding, this number in addition to the number of shares outstanding as of June 30, 2003 were considered to be outstanding as of January 1, 2002. The following table summarizes these pro forma adjustments:

	Six Months Ended June 30, 2003	Twelve Months Ended December 31, 2002
Shares sold subsequent to June 30, 2003	407,646	407,646
Shares outstanding as of June 30, 2003	2,893,847	2,893,847
Less weighted average share reported	(1,041,931)	(200)

Pro Forma Adjustments	2,259,562	3,301,293

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SUPPLEMENT NO. 1, DATED OCTOBER 7, 2003 TO THE PROSPECTUS DATED SEPTEMBER 8, 2003 OF DIVIDEND CAPITAL TRUST INC.
Dividend Capital Trust Inc. and Subsidiary Pro Forma Financial Information (Unaudited)
Dividend Capital Trust Inc. and Subsidiary Pro Forma Consolidated Balance Sheet As of June 30, 2003 (Unaudited)
Dividend Capital Trust Inc. and Subsidiary Pro Forma Consolidated Statement of Operations For the Six Months Ended June 30, 2003 (Unaudited)
Dividend Capital Trust Inc. and Subsidiary Pro Forma Consolidated Statement of Operations For the Twelve Months Ended December 31, 2002 (Unaudited)
Dividend Capital Trust Inc. and Subsidiary Notes to Pro Forma Consolidated Financial Statements (Unaudited)